ELITE PHARMACEUTICALS AND ECR PHARMACEUTICALS LAUNCH
LODRANE D® ALLERGY PRODUCT

Northvale, New Jersey, September 27, 2011: Elite Pharmaceutical, Inc.’s ("Elite" or the “Company") (OTCBB: ELTP) and ECR Pharmaceuticals (“ECR”) a wholly owned subsidiary of Hi-Tech Pharmacal (Hi-Tech) announced today the launch of  Lodrane D®.  Lodrane D® is an immediate release formulation of brompheniramine maleate and pseudoephedrine HCl, an effective, low-sedating antihistamine combined with a decongestant.

Lodrane D® will be promoted and distributed in the US by ECR, Hi-Tech’s branded division. The product will be available over-the-counter but will also have physician promotion.  Lodrane D is one of the only adult brompheniramine containing products available to the consumer.

Elite will manufacture the product for ECR and will receive revenues for the manufacturing, packaging, and laboratory stability study services for this product, as well as royalties on sales. The current U.S. allergy market exceeds $3.5 billion.

“ECR and Elite have continued to work diligently to provide a Lodrane product to US consumers.  With this launch, we have accomplished this and look forward, in conjunction with our partner ECR, to rebuilding this important allergy-relief franchise.,” said Jerry Treppel, Chairman and CEO at Elite. “We also look to continue to build and leverage Elite’s technologies through our product pipeline, partnerships and ventures as we continue to systematically meet the milestones we have set for ourselves.”

About Elite Pharmaceuticals, Inc.

Elite Pharmaceuticals, Inc. develops oral sustained and controlled release products. Elite's strategy includes assisting partner companies in the life cycle management of products, to improve off-patent drug products, and developing generic versions of controlled release drug products with high barriers to entry. Elite has four ANDA products partnered with TAGI Pharma; one ANDA has launched, two ANDAs are in the process of a manufacturing site transfer and an additional ANDA is currently under review by the FDA. Elite’s lead pipeline products, ELI-216, a once-daily abuse resistant oxycodone, and ELI-154, a once-daily oxycodone, are novel sustained release oral formulations of opioids for the treatment of chronic pain, which address two of the limitations of existing oral opioids: the provision of consistent relief of baseline pain levels and deterrence of potential abuse.  Elite also has partnered with Mikah Pharma to develop a new product and with Hi-Tech Pharmacal to develop an intermediate for a generic product.  Elite also performs contract manufacturing services.  Elite operates a GMP and DEA registered facility for research, development, and manufacturing located in Northvale, NJ.

This news release contains forward-looking statements, including those related to the preliminary nature of the clinical program results and the potential for further product development, that involve known and unknown risks, delays, uncertainties and other factors not under the control of Elite, which may cause actual results, performance or achievements of the companies to be materially different from the results, performance or other expectations implied by these forward-looking statements. In particular, because substantial future testing will be required prior to approval, the results described above may not be supported by additional data or by the results of subsequent trials. These risks and other factors, including the timing or results of pending and future clinical trials, regulatory reviews and approvals by the Food and Drug Administration and other regulatory authorities, and intellectual property protections and defenses, are discussed in Elite's filings with the Securities and Exchange Commission such as the 10K, 10Q and 8K reports. Elite undertakes no obligation to update any forward-looking statements.

Contact:
For Elite Pharmaceuticals, Inc.
Dianne Will, Investor Relations, 518-398-6222
Dianne@elitepharma.com
www.elitepharma.com